CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
BELLEROPHON THERAPEUTICS, INC.

Pursuant to Section 242 of the General Corporation Law
of the State of Delaware

Bellerophon Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The Board of Directors of the Corporation duly adopted resolutions approving the following amendment to the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and providing for the consideration of such amendment at a special meeting of stockholders of the Corporation.

SECOND: On January 29, 2020, the special meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The following is added as a new paragraph (C) to Article FOURTH of the Certificate of Incorporation: “Effective as of 5:00 p.m., New York City time, on February 7, 2020 (the “Effective Time”), each fifteen (15) shares of Common Stock issued and outstanding or held as treasury shares immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified, combined and converted into one (1) share of Common Stock (the “New Common Stock”) (such reclassification, combination and conversion, the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to holders of record of Old Common Stock as of the Effective Time. In lieu thereof, each holder of record of Old Common Stock as of the Effective Time that would otherwise be entitled to receive a fractional share of New Common Stock as a result of the Reverse Stock Split shall be entitled to receive, upon surrender of certificates representing such Old Common Stock, a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the then-prevailing price as reported by The Nasdaq Stock Market (or if such price is not available, then such other price as determined by the Board of Directors). The ownership of a fractional share of New Common Stock shall not give the holder any voting, dividend or other rights, except the right to receive the cash payment described in the immediately preceding sentence. Whether or not the Reverse Stock Split would result in fractional shares for a holder of record of Old Common Stock as of the Effective Time shall be determined on the basis of the total number of shares of Old Common Stock held by such holder of record as of the Effective Time. Each stock certificate that, immediately prior to the Effective

Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, combined and converted in the Reverse Stock Split (as well as the right to receive cash in lieu of fractional shares as described above). The New Common Stock issued in the Reverse Stock Split shall have the rights, preferences and privileges as the Common Stock.”

FIFTH: The foregoing amendment to the Certificate of Incorporation shall be effective as of 5:00 p.m. Eastern Daylight Time on February 7, 2020.

IN WITNESS WHEREOF, Bellerophon Therapeutics, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by the undersigned, thereunto duly appointed, this February 5, 2020.

By: /s/ Fabian Tenenbaum
Name: Fabian Tenenbaum
Title: Chief Executive Officer